Exhibit 5(iv) under Form N-1A
                                    Exhibit 10 under Item 601/Reg. S-K

                          DG INVESTOR SERIES

                        SUB-ADVISORY AGREEMENT

         THIS AGREEMENT is made between ParkSouth Corporation, a Mississippi corporation (hereinafter referred to as "Adviser") and Bennett Lawrence Management, LLC, a New York limited liability company (hereinafter referred to as the "Sub-Adviser").

                              WITNESSETH

         That the parties hereto, intending to be legally bound, hereby agree as follows:

         1. The Adviser in its capacity as investment adviser to DG Mid-Cap Fund (the "Fund"), a portfolio of DG Investor Series ("Trust"), under the Investment Advisory Contract dated as of March 31, 1997, appoints the Sub-Adviser as a discretionary investment sub-adviser to the Fund pursuant to the terms set forth in this Agreement.

         2. (a) The Sub-Adviser will deal in good faith and with due diligence and will use professional skill, care and judgment in the performance of its duties under this Agreement. In so doing, the Sub-Adviser shall formulate and implement a continuing program for the management of the assets of the Fund. The Sub-Adviser shall amend and update such program from time to time as financial and other economic conditions warrant. The Sub-Adviser shall make all determinations with respect to the investment of the assets of the Fund and shall take such steps as may be necessary to implement the same, including the placement of purchase and sale orders on behalf of the Fund; PROVIDED, HOWEVER, that any assets of the Fund that the Sub-Adviser has determined are to be held in cash and cash equivalents shall be managed by the Adviser. The Adviser shall be responsible for the administration of the investment activities of the Fund, including compliance with the requirements of the Investment Company Act of 1940, except for the investment management activities specifically delegated to the Sub-Adviser pursuant to this Agreement. The Sub-Adviser's activities hereunder shall comply with: (i) the Declaration and By-Laws of the Trust; (ii) the Registration Statement of the Trust, as it may be amended from time to time, including the investment objectives and policies set forth therein; (iii) the Investment Company Act of 1940 and the Investment Advisers Act of 1940 and the regulations thereunder; (iv) the Internal Revenue Code and the regulations thereunder applicable to regulated investment companies;
(v) any other applicable laws or regulations; and (vi) such other limitations as the Adviser or the Board of Trustees of the Trust may adopt.

                  (b) The Sub-Adviser will adopt or has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act of 1940, will provide the Adviser with a copy of the code of ethics and evidence of its adoption, and will make such reports to the Trust or other persons as required by Rule 17j-1. The Sub-Adviser will also adopt or has adopted policies and procedures sufficient to enable the Sub-Adviser to detect and prevent the misuse of material, nonpublic information by the Sub-Adviser or any person associated with the Sub-Adviser, in compliance with federal and state securities laws.

                  (c) The Sub-Adviser will prepare, maintain, keep current and preserve on behalf of the Trust and the Adviser all records concerning the Sub-Adviser's activities in connection with the Fund that the Fund is required by law to maintain, including, but not limited to, records required under paragraphs (b)(5), (b)(6), (b)(9),
(b)(10), and (f) of rule 31a-1 under the Investment Company Act. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 under the Investment Company Act of 1940 that are prepared by the Sub-Adviser on behalf of the Fund are the property of the Fund and will be surrendered promptly on request to the Fund or any person acting on behalf of the Trust during the term of this Agreement and at any time after the termination of this Agreement; provided, however, that the Sub-Adviser has the right to make and retain copies. The Sub-Adviser will comply with all reasonable requests for information by the Adviser or the Trust's officers or Board of Trustees, including information required for the Fund's filings with the Securities and Exchange Commission and state securities commissions.

                  (d) The Sub-Adviser will promptly after filing with the Securities and Exchange Commission an amendment to its Form ADV furnish a copy of such amendment to the Trust and the Adviser.

                  (e) The Sub-Adviser will immediately notify the Adviser of the occurrence of any event which would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act of 1940 or otherwise.

         3. (a) The Sub-Adviser's power to direct the investment and reinvestment of the assets of the Fund shall be exercised in accordance with applicable law, the Fund's governing documents and the investment objectives, policies and restrictions set forth in the then-current Prospectus and Statement of Additional Information (collectively the "Prospectus") relating to the Fund contained in the Trust's Registration Statement under the Investment Company Act of 1940 and the Securities Act of 1933, as amended. The Adviser may also place additional limitations on the Sub-Adviser's investment decisions by written notice to the Sub-Adviser. The Adviser agrees to provide promptly, or cause to be provided promptly, to the Sub-Adviser a copy of the documents mentioned above and all changes made to such documents.

                  (b) While the Sub-Adviser will have day-to-day responsibility for the discretionary investment decisions to be made on behalf of the Fund, the Sub-Adviser will be subject to oversight by the Adviser. Such oversight, however, shall not require prior approval of discretionary investment decisions made by the Sub-Adviser by the Adviser pursuant to the preceding sentence.

                  (c) The Trust retains the right, on reasonable prior written notice to the Adviser and the Sub-Adviser, to amend the Fund's investment objectives, policies and restrictions placed on the Sub-Adviser's investment decisions. Similarly, the Adviser retains the right, on reasonable prior written notice to the Sub-Adviser, to amend any additional limitations, if any, that have been placed on the Sub-Adviser's investment decisions with respect to the Fund. Upon receipt of such prior notice from either the Trust or the Adviser, the Sub-Adviser will promptly notify both the Fund and the Adviser if adoption of such amendment would interfere with the completion of any transaction commenced on behalf of the Fund prior to the Sub-Adviser's receipt of the notice. In the event that the Trust or the Adviser proceeds to amend the Fund's investment objectives, policies and restrictions or any additional limitations after being notified by the Sub-Adviser of the pending transaction commenced on behalf of the Fund, or in the event that the Trust or the Adviser amends the Fund's investment objectives, policies and restrictions or any additional limitations without providing reasonable prior notice to the Sub-Adviser, the Sub-Adviser may complete such transaction unless doing so would violate any applicable law, rule or regulation. In such an event, the Sub-Adviser will not be responsible for any loss that may result from the completion of the transaction.

                  (d) Except as may be qualified elsewhere in this Agreement, the Sub-Adviser is hereby authorized, for and on behalf of the Fund, in its discretion, to:

                           (i) exercise any conversion and/or
subscription rights available in connection with any securities or other investments held in the Fund;

                           (ii)     maintain all or part of the Fund's assets
uninvested in short-term income-producing instruments for such periods of time as shall be deemed reasonable and prudent by the Sub-Adviser;

                           (iii)    instruct the Custodian, to deliver for cash
received, securities or other cash and/or securities instruments sold, exchanged, redeemed or otherwise disposed of from the Fund, and to pay cash for securities or other cash and/or securities instruments delivered to the Custodian and/or credited to the Fund upon acquisition of the same for the Fund;

                           (iv)     determine how to vote all proxies received
with respect to securities held in the Fund and direct the Custodian as to the voting of such proxies; and

                           (v) generally, perform any other act
necessary to enable the Sub-Adviser to carry out its obligations under the Agreement.

         4. (a) The Sub-Adviser shall select the brokers and dealers through which transactions on behalf of the Fund will be executed and the markets on or in which such transactions will be executed. The Sub-Adviser shall place, in the name of the Fund or its nominee (or appropriate foreign equivalent), all such orders for the purchase or sale or of securities due to or forth below and in accordance with such operational procedures as may be agreed to from time to time by the Adviser and the Sub-Adviser.

                  (b) In placing orders with brokers and/or dealers, the Sub-Adviser shall use its best efforts to obtain the best net price and the most favorable execution of its orders, after taking into account all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker and/or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. Consistent with this obligation, the Sub-Adviser may, to the extent permitted by law, purchase and sell portfolio securities using brokers that provide brokerage and research services (within the meaning of Section 28(e) of the Securities and Exchange Act of 1934) to or for the benefit of the Fund and/or other accounts over which the Sub-Adviser or the Adviser exercises investment discretion. The Sub-Adviser is authorized to pay a broker that provides such brokerage and research services a commission for effecting a securities transaction which is in excess of the amount of commission another broker would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of brokerage and research services provided by such broker. This determination may be viewed in terms of either that particular transaction or of the overall responsibilities of the Sub-Adviser with respect to the accounts as to which it exercises investment discretion.

                  (c) Notwithstanding for foregoing, the Board of Trustees and the Adviser periodically shall review the commissions paid by the Fund and determine whether those commissions were reasonable in relation to the brokerage and research services received.

         5. It is understood that certain other clients (including other funds, portfolios and accounts) of the Sub-Adviser may have investment objectives and policies similar to those of the Fund and that the Sub-Adviser may, from time to time, make recommendations that result in the purchase (or sale) or a particular security by its other clients and the Fund during the same period of time. If transactions on behalf of more than one client during the same period increase the demand for securities being purchased or the supply of securities being sold, there may be an adverse effect on price or quantity. In such event, the Sub-Adviser shall allocate the securities or investments to be purchased or sold, as well as the expense incurred in the transactions (including price) in a manner the Sub-Adviser considers equitable and consistent with its obligations to the Fund and the Sub-Adviser's other clients.

         6. The Sub-Adviser agrees that it will only enter into transactions that are covered by Section 10(f) or Section 17(e) of the Investment Company Act of 1940 if it has (i) complied with Rule 10f-3 or Rule 17e-1 thereunder, respectively, or the terms of an appropriate exemptive order issued to the Fund by the SEC, and (ii) has complied with the procedures adopted thereunder by the Board of Trustees of the Trust, which may, pursuant to authority granted by the Trust, be supplemented by interpretive guidelines of the Adviser. Aside from parties that are known or should be known by the Sub-Adviser, the Adviser shall promptly notify the Sub-Adviser of any additional parties with whom engaging in a transaction for the Fund would result in a violation of the Investment Company Act of 1940.

         7. For its services under this Agreement, Sub-Adviser shall receive from Adviser an annual fee ("the Sub-Advisory Fee"), as set forth in Exhibit A hereto.

         8. This Agreement shall take effect on the date that the parties execute the exhibit to this Agreement relating to such Fund and shall continue in effect for the Fund for two years from the date of its execution and from year to year thereafter, subject to the provisions for termination and all of the other terms and conditions hereof if: (a) such continuation shall be specifically approved at least annually by the vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not parties to this Agreement or interested persons of any such party (other than as Trustees of the Trust) cast in person at a meeting called for that purpose; and (b) the Adviser shall not have notified the Trust in writing at least sixty (60) days prior to the anniversary date of this Agreement in any year thereafter that it does not desire such continuation with respect to the Fund.

         9. Notwithstanding any provision in this Agreement, it may be terminated at any time without the payment of any penalty: (a) by the Trustees of the Trust or by a vote of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the Act) of the Fund on sixty (60) days' written notice to the Adviser; (b) by the Sub-Adviser or the Adviser upon sixty (60) days' written notice to the other party to the Agreement. Termination of this Agreement will not affect (i) the validity of any action previously taken by the Adviser or the Sub-Adviser under this Agreement or (ii) liabilities or obligations of the parties from transactions initiated before termination of this Agreement.

         10. This Agreement shall automatically terminate:

                  (a) in the event of its assignment (as defined in the Investment Company Act of 1940); or

                  (b) in the event of termination of the Investment Advisory Contract for any reason whatsoever.

         11. So long as both the Adviser and the Sub-Adviser shall be legally qualified to act as an investment adviser, neither the Adviser nor the Sub-Adviser shall act as an investment adviser (as such term is defined in the Investment Company Act of 1940) to the Fund except as provided herein and in the Investment Advisory Contract or in such other manner as may be expressly agreed between the Adviser and the Sub-Adviser.

         Provided, however, that if the Adviser or Sub-Adviser shall resign prior to the end of any term of this Agreement or for any reason by unable or unwilling to serve for a successive term which has been approved by the Trustees of the Trust pursuant to the provisions of Paragraph 8 of this Agreement or Paragraph 6 of the Investment Advisory Contract, the remaining party, the Sub-Adviser or the Adviser, as the case may be, shall not be prohibited from serving as an investment adviser to such Fund by reason of the provisions of this Paragraph 11.

         12. This Agreement may be amended from time to time by agreement of the parties hereto provided that such amendment shall be approved both by the vote of a majority of Trustees of the Trust, including a majority of Trustees who are not parties to this Agreement or interested persons, as defined in Section 2(a)(19) of the Investment Company Act of 1940, of any such party at a meeting called for that purpose, and, where required by Section 15(a)(2) of the Investment Company Act of 1940, by the holders of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the Investment Company Act of 1940) of the Fund.

         13. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the choice of law previsions thereof, to the extent that such laws are consistent with provisions of the Investment Company Act of 1940 and the regulations thereunder. The failure of either party to insist, in one or more instances, upon strict performance of the obligations of this Agreement, or to exercise any rights contained herein, shall not be construed as a waiver, or relinquishment for the future of such obligation or right, which shall remain and continue in full force and effect. Should any part of this Agreement be held or made invalid by a court decision, statute, regulation, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                               EXHIBIT A

                          DG INVESTOR SERIES
                            DG MID-CAP FUND

                        Sub-Advisory Agreement


         For all services rendered by Sub-Adviser hereunder, the Adviser shall pay the Sub-Adviser a Sub-Advisory Fee based on the average daily net assets of the Fund, as follows:

         FUND ASSETS                                           ANNUAL RATE

Any assets up to and including $5 million                       0.75%
Any assets over $5 million up to and including $10 million      0.65%
Any assets over $10 million                                     0.55%


The Sub-Advisory Fee shall be calculated by the Adviser and shall be accrued daily, and paid quarterly in arrears, as set forth in the Investment Advisory Contract dated March 31, 1997.

         This Exhibit incorporates by reference the Sub-Advisory
Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Exhibit to be executed on their behalf by their duly authorized officers, and their corporate seals to be affixed hereto this 6th day of August, 1997.


ATTEST:                              ParkSouth Corporation


/S/J. CLIFFORD HARRISON              By:  /S/RAYMOND F. THOMPSON, JR.
Secretary                            Chief Executive Officer


                                     Bennett Lawrence Management, LLC


/S/KELLY MARIE HORAN                 By:  /S/ VAN SCHREIBER
Name:      Kelly Marie Horan         Managing Member
Title:     Director of Administration